EXHIBIT 99.1
News Release

Contacts: Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826 Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK STEEL REPORTS FIRST QUARTER 2006 RESULTS

MIDDLETOWN, OH, April 25, 2006 – AK Steel (NYSE: AKS) today reported net income of $6.2 million, or $0.06 per share of common stock, for the first quarter of 2006. Net sales were $1,435.9 million on shipments of 1,526,800 tons, a 1% increase in revenues on slightly higher shipments from the year-ago quarter. AK Steel said that its first quarter 2006 operating profit was $29.4 million, or $19 per ton, compared to $113.6 million, or $75 per ton, for the first quarter of 2005.

The company said its average selling price reached a quarterly record of $940 per ton in the first quarter of 2006, up from $934 per ton in the first quarter of 2005, and significantly higher than the $860 per ton average in the fourth quarter of 2005. The higher average selling price resulted primarily from the realization of price increases negotiated with the company’s contract customers and a more favorable product sales mix.

AK Steel said costs for carbon scrap, iron ore, coal and steel coating materials increased approximately $27 million above 2005 fourth quarter levels. In addition, the company recorded a $13 million LIFO charge in the 2006 first quarter, compared to an $18 million LIFO credit in the 2005 fourth quarter.

As previously announced, a lockout of approximately 2,700 hourly employees at the company’s Middletown (OH) Works began on March 1, following the expiration, on February 28, of a collective bargaining agreement between the company and the independent union that represents hourly employees at the plant. In order to continue meeting customer requirements, AK Steel implemented a contingency plan on March 1 to operate the Middletown plant with a temporary replacement workforce, resulting in approximately $13 million of additional costs in the quarter, principally for training and overtime. In addition, the company recognized costs of approximately $14 million related to fixed costs associated with the reduced level of operations at Middletown Works during March.

The company also incurred costs of nearly $11 million in the quarter for various maintenance outages at the Middletown Works, including a blast furnace outage the company elected to perform in early March to coincide with the reduced operating rate previously mentioned. Work was also accelerated in the quarter to complete the second phase of a project to install additional environmental controls on the Middletown blast furnace and steelmaking operations.

“Our 2006 first quarter was remarkable given the outstanding performance of our largest and most complex plant, Middletown Works, under the most difficult of circumstances,” said James L. Wainscott, chairman, president and CEO. “Middletown’s efforts were bolstered by record safety, productivity and quality elsewhere throughout the company. We enjoyed record quarterly sales of specialty stainless and electrical steel products, and we are quickly expanding our capacity to meet strong demand for those products.”

The company said its Middletown Works is currently staffed with about 1,500 temporary replacement and salaried employees, and is operating at about 85% of steelmaking capacity, with several key finishing operations producing at 100% of capacity. The company said that it expects to operate the entire plant at full capacity by the end of the second quarter with a replacement workforce should the labor dispute not be resolved by that time.

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Safety performance during the first quarter was equal to the company’s best-ever quarterly performance, with Middletown Works establishing a new quarterly record. Overall, the company’s Occupational Safety and Health Act (OSHA) total injury rate was 0.19 for the first quarter of 2006, compared to its full-year 2005 rate of 0.36. The rate for Middletown Works in the first quarter was 0.13. In 2005, the integrated steel average rate was 5.43.

AK Steel ended the first quarter of 2006 with $475.2 million in cash and $531.5 million of availability under its credit facilities, up from $259.0 million in cash and $529.5 million in availability at the end of the first quarter of 2005.

Safety and Customer Awards, Landmark Environmental Progress

During the first quarter, AK Steel was honored, for the eighth time, with an award for the safest coke plant operation in the industry. AK Steel’s Ashland (KY) Works coke department took first place for the first time, with the Middletown Works coke department taking second place, in honors presented by the American Coke and Coal Chemicals Institute.

In addition, the company’s Rockport (IN) Works was re-certified in the first quarter as an OSHA Star plant under the Voluntary Protection Plan. AK Tube LLC’s Columbus (IN) plant also achieved its initial OSHA VPP certification during the first quarter.

AK Steel also announced early in April that it had reached a landmark agreement with state and federal agencies to settle longstanding environmental claims associated with its Middletown Works. Upon approval by federal court, the company will embark on a comprehensive plan of environmental remediation in and near the Middletown plant, including in and along Dicks Creek and its Monroe Ditch tributary, urban waterways that flow adjacent to the Middletown Works. The company said it expects to spend in excess of $13 million over a period of years on the project.

Product Growth Initiatives

AK Steel recently announced plans to invest $14 million for capital projects that will increase its production capacity for high quality grain-oriented electrical steels at its Butler (PA) and Zanesville (OH) plants. In total, the company expects to increase electrical steel capacity by about 20%, or 50,000 tons, by early 2007. The company’s wholly-owned subsidiary, AK Tube LLC, recently announced that it will locate a new $8.5 million large-diameter tube mill in its Walbridge (OH) facility. The new mill will help heavy-duty diesel engine manufacturers meet stringent new exhaust emission standards. AK Tube expects to begin large-diameter tube production from the new mill in the third quarter of 2006.

Outlook

AK Steel said that it expects to report improved second quarter of 2006 results as compared to the first quarter of 2006. Second quarter shipments are expected to be between 1,575,000 and 1,600,000 tons. Compared to the first quarter, the company expects steelmaking input costs to be relatively flat in the second quarter, with lower natural gas costs offset by increased costs for raw materials.

In addition, the company expects operating costs in the second quarter to decline by approximately $17 million from the first quarter level as a result of improved operations at its Middletown Works and reduced maintenance outage costs. As a result, the company expects to report an operating profit for the second quarter of 2006 in a range between $30 and $35 per shipped ton.

AK Steel, headquartered in Middletown, Ohio, produces flat-rolled carbon, stainless and electrical steels, as well as tubular steel products for the automotive, appliance, construction and manufacturing markets. Additional information about AK Steel is available on the company’s web site at www.aksteel.com.

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AK Steel Holding Corporation

Statements of Operations

(Unaudited)

(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended March 31,
	2006	2005
Shipments (000 tons)	1,526.8	1,520.5
Selling price per ton	$940	$934

Net sales	$1,435.9	$1,422.5

Cost of products sold	1,304.3	1,206.3
Selling and administrative expenses	52.1	52.3
Depreciation	50.1	50.3

Total operating costs	1,406.5	1,308.9

Operating profit	29.4	113.6

Interest expense	22.0	22.4
Other income	4.0	5.4

Income before income taxes	11.4	96.6

Income tax provision due to state tax law changes	1.5	3.1
Income tax provision	3.7	34.3

Net income	$6.2	$59.2

Basic and diluted earnings per share:
Net income	$0.06	$0.54

Weighted average shares outstanding:
Basic	109.8	109.5
Diluted	110.3	110.6

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AK Steel Holding Corporation

Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

	(Unaudited) March 31, 2006	December 31, 2005
Assets
Current Assets
Cash and cash equivalents	$475.2	$519.6
Accounts and notes receivables, net	578.9	570.0
Inventories, net	817.2	808.4
Other current assets	366.7	348.4

Total Current Assets	2,238.0	2,246.4

Property, plant and equipment	5,001.5	4,985.6
Accumulated depreciation	(2,778.0)	(2,728.1)

Property, plant and equipment, net	2,223.5	2,257.5
Other	983.4	984.0

Total Assets	$5,444.9	$5,487.9

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$385.4	$450.0
Other accruals	248.9	216.4
Current portion of pension & other postretirement benefit obligations	342.0	237.0

Total Current Liabilities	976.3	903.4

Long-term debt	1,115.0	1,114.9
Pension & other postretirement benefit obligation	3,016.5	3,115.6
Other liabilities	131.8	133.5

Total Liabilities	5,239.6	5,267.4

Shareholders’ Equity
Common stock - 2006; authorized 200,000,000 shares of $0.01 par value each; 118,695,672 shares issued; 110,014,491 shares outstanding	1.2	1.2
Additional paid-in capital	1,833.4	1,832.1
Treasury stock - 2006; 8,681,181 shares at cost	(124.1)	(123.6)
Accumulated deficit	(1,302.0)	(1,308.1)
Accumulated other comprehensive loss	(203.2)	(181.1)

Total Shareholders’ Equity	205.3	220.5

Total Liabilities and Shareholders’ Equity	$5,444.9	$5,487.9

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AK Steel Holding Corporation

Statements of Cash Flows

(Unaudited)

(Dollars in millions)

	Three Months Ended March 31,
	2006	2005
Cash Flow From Operating Activities:
Net Income	$6.2	$59.2
Depreciation	50.1	50.3
Amortization	2.3	2.2
Deferred taxes	4.9	29.6
Contributions to the pension trust	—	(150.0)
Pension and other postretirement benefit expense in excess of payments	5.8	16.3
Working capital	(89.1)	(103.1)
Other	3.8	1.1

Net Cash Flow From Operating Activities	(16.0)	(94.4)

Cash Flow From Investing Activities:
Capital investments	(19.7)	(35.4)
Proceeds from draw on restricted funds for emission control expenditures	3.6	8.8
Restricted cash to collateralize letter of credit	(12.3)	—
Other	(0.1)	—

Net Cash Flow From Investing Activities	(28.5)	(26.6)

Cash Flow From Financing Activities:
Proceeds from exercise of stock options	0.2	3.1
Purchase of treasury stock	(0.6)	(0.5)
Other	0.5	0.3

Net Cash Flow From Financing Activities	0.1	2.9

Net Decrease in Cash	(44.4)	(118.1)

Cash and Cash Equivalents, Beginning	519.6	377.1

Cash and Cash Equivalents, Ending	$475.2	$259.0

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AK Steel Holding Corporation

(Unaudited)

Steel Shipments

	Three Months Ended March 31,
	2006	2005
Tons Shipped by Product (000’s)
Stainless/Electrical	268.8	255.6
Coated	752.1	770.3
Cold Rolled	283.3	267.4
Tubular	46.4	45.0

Subtotal value-added shipments	1,350.6	1,338.3

Hot Rolled	122.9	123.5
Secondary	53.3	58.7

Subtotal non value-added shipments	176.2	182.2

Total Shipments	1,526.8	1,520.5

Shipments by Product (%)
Stainless/Electrical	17.6%	16.8%
Coated	49.3%	50.7%
Cold Rolled	18.6%	17.6%
Tubular	3.0%	2.9%

Subtotal value-added shipments	88.5%	88.0%

Hot Rolled	8.0%	8.1%
Secondary	3.5%	3.9%

Subtotal non value-added shipments	11.5%	12.0%

Total Shipments	100.0%	100.0%

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